UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2007

Ortec International, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modifications to Rights of Security Holders

On June 10, 2007, our Board of Directors voted to reduce the exercise price of the Series H Warrants from $7.50 per share to $0.50 per share of our common stock pursuant to the provisions of Section 3 (g) of the Series H Warrants.

Beginning February 13, 2007 through June 8, 2007 we made an offer to the holders of our Series H Warrants, contingent on 100% acceptance by all holders, for them to exchange their Series H Warrants for such number of shares of our common stock that they could purchase upon exercise of their Series H Warrants, plus a new five year warrant to purchase, at an exercise price of $1.00 per share, 25% of the shares of our common stock they receive in such exchange. Holders of Series H Warrants to purchase an aggregate of 1,969,111 out of an aggregate of 2,169,111 (almost 91%) shares of our common stock that could be purchased upon exercise of all our Series H Warrants, accepted our exchange offer. Although we did not receive 100% acceptance of our offer, we nevertheless have agreed to conclude the exchange with those holders of our Series H Warrants who had theretofore accepted our offer contingent upon the following:

•	the surrender by the holder of his Series H Warrant(s) to us no later than June 29, 2007 by delivering them to us at our offices, and

•

agreement to waive any claims they may have against us pursuant to all the agreements entered into with us in connection with purchase of shares of our Series E Convertible Preferred Stock, all dated as of March 16, 2006.

We will honor our exchange offer with any holder of our Series H Warrants who had agreed to the exchange prior to June 8, 2007 at 5 p.m. and who now agrees to these conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ortec International, Inc. (Registrant)

Date: June 12, 2007	By:	/s/ Alan W. Schoenbart
Chief Financial Officer